Exhibit 99.01


             ADELPHIA ANNOUNCES INCREASE TO PREFERRED STOCK OFFERING


Coudersport, PA, April 27, 1999 -- Adelphia Communications Corporation (NASDAQ-NNM: ADLAC) announced today that it has increased its offering of newly issued shares of 5-1/2% Series D Convertible Preferred Stock from its shelf registration statement. The Company announced that it has sold 2,500,000 shares of the preferred stock, an increase from the previously announced 2,000,000 shares, excluding any underwriters overallotment option. The new 5-1/2% Series D Convertible Preferred Stock has a liquidation preference of $200.00 per share, and is convertible into Class A Common Stock of Adelphia at a conversion price of $81.45 per share of Class A Common Stock. Total net proceeds to the Company of approximately $484,500,000 from this increased offering will initially be invested in cash equivalents or used to repay subsidiary bank debt, which the Company plans to reborrow to fund one or more of its recently announced acquisitions. Closing of the sale of preferred stock is expected to occur on April 30, 1999.

Adelphia Communications Corporation is one of the largest cable television operators in the United States.

Prospectuses may be obtained from Salomon Smith Barney, 388 Greenwich Street, New York, New York 10013. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of the 5-1/2% Series D Convertible Preferred Stock in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Contact: Timothy J. Rigas, Executive Vice President and Chief Financial Officer of Adelphia, (814) 274-9830.